Exhibit 99.1

Contacts:	Brian W. Poff	Dru Anderson
	Executive Vice President,	Corporate Communications, Inc.
	Chief Financial Officer	(615) 324-7346
	Addus HomeCare Corporation	dru.anderson@cci-ir.com
(469) 535-8200
investorrelations@addus.com

ADDUS HOMECARE ANNOUNCES RETIREMENT OF ZEKE ZOCCOLI

Mike Wattenbarger Named Senior Vice President of Information Technology

Frisco, Texas (July 24, 2019) – Addus HomeCare Corporation (Nasdaq: ADUS), a provider of comprehensive home care services, announced today that James “Zeke” Zoccoli will retire from his position as Chief Information Officer, effective July 31, 2019. Mike Wattenbarger, Vice President, Information Technology Development, has been promoted to Senior Vice President of Information Technology and will assume leadership in that area following Zoccoli’s departure.

Commenting on the announcement, Dirk Allison, President and Chief Executive Officer, said, “Zeke has played a critical role in the growth and success of Addus since he joined the Company in 2016. In his position, he has led the development of innovative applications of technology for the home care industry, as well as helping facilitate the smooth integration of numerous acquisitions and optimization of operational synergies. We will miss Zeke’s insight and leadership, but we wish him all the best in his retirement.”

Wattenbarger joined Addus in 2018 with extensive experience as an information technology healthcare executive involved in creating and executing technology-related strategies in multi-site healthcare organizations. He has over 20 years of experience in information technology leadership, consulting, and operations. Immediately prior to joining Addus, he served as Chief Information Officer for LifeCare Management Services for 12 years, with responsibility for all information technology-related projects and operations for 24 specialty acute care hospitals and 11 home health agencies in 16 markets across the United States. Wattenbarger has a B.A. in Liberal Arts and a Master of Science – Management Information Science Program from Louisiana State University.

Allison added, “We are delighted to promote Mike Wattenbarger to this important leadership role at Addus. We are confident that we will benefit from his expertise in using information technology to enhance our network capabilities and drive operational improvements throughout the Addus organization. He has worked closely with Zeke to facilitate a smooth transition, and we look forward to working with Mike as we continue to execute our growth strategy.”

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Addus HomeCare Announces Retirement of Zeke Zoccoli

July 24, 2019

About Addus

Addus is a provider of comprehensive home care services that include, primarily, personal care services that assist with activities of daily living, as well as hospice and home health services. Addus’ consumers are primarily persons who, without these services, are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, managed care organizations, commercial insurers and private individuals. Addus currently provides home care services to approximately 40,000 consumers through 162 locations across 24 states. For more information, please visit www.addus.com.

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